THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

(the “Company”)

SECTION 72 PLAN ANNUITY CONTRACT ENDORSEMENT

This Endorsement is made a part of the group annuity contract or any group annuity certificate to which it is attached (in each case, the “Contract”). The Contract is issued in connection with an employer-sponsored retirement plan established pursuant to Code Section 72 (nonqualified annuity program) and other related applicable Code sections (the “Plan”).

Section references are to the Code, which means The Internal Revenue Code of 1986 as now or hereafter amended. The term “Applicable Law” means laws that may either limit or compel the exercise of rights under the Contract, including, but not limited to, the Code, and the laws of the state in which the Contract was issued.

This Endorsement revises the Contract consistent with applicable requirements under The SECURE 2.0 Act of 2022, part of the Consolidated Appropriations Act (CAA) of 2023, SECURE Act (Public Law 116-94), and prior federal retirement plan legislative changes, and shall supersede any inconsistent provisions of the Contract or any endorsement issued prior to or concurrent with this Endorsement.

1.   Owner and Annuitant

The Owner of this group annuity contract may be the employer (“Employer”) sponsoring the Plan or, subject to applicable Plan requirements, a Plan Trustee or Custodian, or the Participant, or other eligible party or program sponsor. The Annuitant is the Participant for whom one or more Participant certificates of the group annuity contract are established under the Plan.

Amounts held under the Contract, whether group annuity contract or group annuity certificate, are held for the exclusive benefit of the Plan and Plan Participants.

A Plan Participant may receive a distribution from the group annuity contract upon approval by the Owner or another designated Plan representative in accordance with the Plan and the Code. The Owner may request a distribution of a Participant’s account or transfer to another investment provider if the employer is authorized to do so under the Plan and permitted to do so under Applicable Law.

Rights under a Participant’s group annuity certificate shall be exercised by the Participant (or, if applicable, an Alternate Payee pursuant to a qualifying domestic relations order) or a Beneficiary (upon the death of the Participant), subject to confirmation by the Owner (or the Owner’s designee) that such exercise complies with the terms and limitations imposed by the Plan, including but not limited to any Plan distribution limitations, spousal consent requirements, and vesting requirements, and further provided that any such Plan terms and limitations may not enlarge the rights otherwise applicable under the Contract, whether the group annuity contract or the group annuity certificate.

2.   Contribution Limitations and Requirements:

Contributions may be made to this Contract up to the applicable limits set forth in the Code and the Plan.

3.   Distribution Eligibility and Portability. Except as otherwise provided in the Plan and permitted by the Code:

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a.

If the Plan provides for mandatory distributions upon termination of employment as allowed by applicable provisions of the Code, such distributions may be subject to requirements under applicable Company administrative procedures, and the limit on such cash-outs shall be the amount provided in the Plan. Notwithstanding the foregoing, no distribution from the Contract will be permitted if it would have the effect, directly or indirectly, of avoiding or circumventing a restriction applicable under the Contract, including any surrender, benefit, withdrawal or transfer restrictions in the Contract.

b.	A Participant or Beneficiary may request a contract exchange to another plan or contract, subject to any applicable limitations in the Plan, the Contract, and Applicable Law.

4.

Required Distributions. A Participant Account shall be subject to the requirements of Code Section 72(s), which generally require distributions following the death of the Participant unless an exception applies.

Except as Applicable Laws otherwise require, the provisions of this Endorsement shall be effective as of the later of the Contract Date of Issue or Certificate Date of Issue.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

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